NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN APPOINTS MICHAEL S. GAMZON CORPORATE VICE PRESIDENT

NEW YORK, NEW YORK (January 4, 2008) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that Michael S. Gamzon has been named a Corporate Vice President at Griffin with particular responsibility for seeking new business opportunities in the real estate field.  Mr. Gamzon most recently served as a senior analyst at Alson Capital Partners, LLC, an investment firm.  Mr. Gamzon has over 14 years of experience in corporate finance, strategy, private equity and public security investing.  He previously has worked at large corporations including investment bank Donaldson, Lufkin & Jenrette in its investment banking and private equity divisions, PepsiCo in its strategic planning group and served as an investment professional at SCP Private Equity Partners and Cobalt Capital Management.

“We are delighted that Michael is joining the management team of Griffin.  We believe his financial and strategic planning experience will add greatly to Griffin’s ability to find new opportunities and capitalize on its strengths,” said Mike Danziger, Griffin’s President and Chief Executive Officer.

“I am extremely excited about this opportunity and believe that Griffin is well positioned both operationally and financially to expand its real estate business.  I look forward to working with the existing management teams at both Griffin Land and Imperial Nurseries,” said Mr. Gamzon.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media, plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.